Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

     We hereby consent to the use in this Registration Statement on Form S-1 of our report dated March 6, 2002, relating to the financial statements of Orbital Imaging Corporation, which appears in such Registration Statement. We also consent to the references to us under the heading “Experts” in such Registration Statement.

PricewaterhouseCoopers LLP

McLean, Virginia
February 2, 2005